Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com

Meritage Homes Reports Results for the First Quarter of 2013 Including
35% Growth in Orders, 65% Increase in Revenue and Diluted EPS of $0.32

SCOTTSDALE, Ariz., April 24, 2013 (GLOBE NEWSWIRE) – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced first quarter results for the period ended March 31, 2013.
Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012	%Chg
Homes closed (units)	1,052	759	39%
Home closing revenue	$330,710	$204,022	62%
Average sales price - closings	$314	$269	17%
Home orders (units)	1,547	1,144	35%
Home order value	$520,403	$308,329	69%
Average sales price - orders	$336	$270	25%
Ending backlog (units)	1,967	1,300	51%
Ending backlog value	$668,959	$353,161	89%
Average sales price - backlog	$340	$272	25%
Net income/(loss)	$12,041	$(4,754)	n/m
Diluted EPS	$0.32	$(0.15)	n/m

MANAGEMENT COMMENTS
“We continued to achieve significant gains in virtually every key metric we had targeted and across all of our states during the first quarter of 2013,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “We grew our first quarter orders, closings, backlog, average prices, revenue, gross margin and pretax margin significantly over the prior year, with most of those metrics reaching heights we haven't seen for many years. I believe our strong performance is due to sound strategies and operational execution, as well as healthier market conditions evident during this spring selling season.
“Housing demand is greater than the supply of homes available for sale in many of the areas where we operate, causing home prices to increase,” Mr. Hilton explained. “To meet the higher demand, we opened 24 new communities during the first quarter and also grew our active community count to its highest point in almost four years. In addition, our 9.5 orders per average community for the quarter was a 27% increase over 2012 even as we raised prices in many communities. As a result, we received orders for 35% more homes for a 69% increase in total order value compared to the first quarter of 2012. We are pricing our homes and limiting the number of lots we're releasing for sale in some communities to better manage our order volumes relative to our production capacity, and to maximize our profit from those communities.”
STRONG GROWTH

•	Meritage ended the quarter with 168 active communities, up from 150 at March 31, 2012, and 158 at the end of 2012.

•
Meritage has established a solid position in its new Carolinas market since opening at the end of 2011, and ended the first quarter of 2013 with 11 actively selling communities, up from four at March 31, 2012.

•	Orders per average community increased to 9.5 for the first quarter of 2013 from 7.5 in the prior year period.

•	Order cancellation rate declined in the first quarter to 11% in 2013, compared to 15% in the first quarter of 2012.

•
Closings and revenue, orders and order value, and ending backlog increased in every state over the first quarter of 2012. California led in most areas with a 172% increase in closing revenue, a 113% increase in total order value, and the company's highest average prices and orders per community for the first quarter of 2013.

•
Average sales prices for home orders reached their highest point since the fourth quarter of 2005, largely reflective of the continuing shift in orders toward the states where Meritage's average home prices are highest, in California, Colorado, the Carolinas and Florida. Those four states made up 45% of the company's first quarter 2013 orders and 55% of the total order value, increasing from 37% of total orders and 45% of total order value in the first quarter last year.

OPERATING LEVERAGE

•
Net income increased by $16.8 million for the first quarter to $12.0 million or $0.32 per diluted share, from a loss of $4.8 million or ($0.15) per share in the first quarter of 2012, primarily due to higher home closing revenue and gross margins, supplemented by leveraging overhead expenses.

•	Home closing revenue increased 62% over the prior year as a result of 39% more closings and a 17% increase in the average price of homes closed during the quarter.

•	Home closing gross margin increased to 19.5% in the first quarter of 2013, from 17.2% in the first quarter of 2012 and 18.9% in the fourth quarter of 2012.

•	Commissions and other sales costs in the first quarter decreased as a percentage of home closing revenue to 7.8% in 2013 from 9.3% in 2012.

•	General and administrative expenses declined to 5.9% of first quarter revenue in 2013, from 7.2% in 2012, as revenue grew at nearly twice the rate of increase in general and administrative expenses.

•	Interest expense declined to 1.5% of first quarter revenue in 2013 compared to 3.6% in 2012.

•	As a result, first quarter pre-tax margin increased 710 bps to 4.9% in 2013 from (2.2%) in 2012, or $16.5 million in 2013 pre-tax income compared to a pre-tax loss of $4.6 million in 2012.
BALANCE SHEET STRENGTH

•
Meritage replenished its land pipeline by spending approximately $75 million on land acquisition and development in the first quarter of 2013, and added approximately 1,600 lots under contract during the quarter.

•
Total lot supply at the end of the quarter was approximately 21,000, compared to approximately 17,200 a year earlier. Based on trailing twelve months closings, the March 31, 2013 balance represents a 4.6 year supply of lots.

•
In March, Meritage issued $175 million of 4.50% senior notes due 2018, in anticipation of retiring $100 million of 7.731% notes due 2017, thereby securing $75 million of additional capital for growth with minimal added interest expense. Of the $100 million 7.731% issue, $17 million was retired in the first quarter and the remaining $83 million balance was retired in the second quarter of 2013.

•
The company ended the first quarter of 2013 with $453 million in cash and cash equivalents, restricted cash and securities, an increase of $176 million over the March 31, 2012 total of $277 million. Net debt to total capital ratio decreased to 37.6% at March 31, 2013, from 40.4% at March 31, 2012.

SUMMARY
“We believe job growth in most of our markets has increased demand for homes, and the limited supply of available resale homes has driven more prospective home buyers to new construction. Existing homeowners are also choosing to take advantage of historically low interest rates and very affordable prices to trade up, increasing the demand for new homes in already constrained markets,” said Mr. Hilton. “We expect increasing prices to help regulate orders to some degree, but we believe the homebuilding market is poised for continued growth for years to come, and Meritage is well positioned to capture much of that growth.
“Based on our projections for opening new communities, coupled with a modest increase in average sales per community and higher average sales prices, we are projecting approximately a 40-45% year-over-year increase in home closing revenue for for each of the three remaining quarters of 2013. Assuming some additional improvement in margins -- which are being somewhat constrained by rising construction costs -- and the operating leverage demonstrated in our first quarter results, we would anticipate earnings per diluted share in the range of $2.20-$2.45 for the year, representing approximately a 350%-400% increase in pretax earnings.”

CONFERENCE CALL
Management will host a conference call today to discuss the Company's first quarter results at 10:30 a.m. Eastern time (7:30 a.m. Pacific Time). The call will be webcast with an accompanying slideshow available on the "Investor Relations" page of the Company's web site at http://investors.meritagehomes.com. Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call Pre-registration link: http://services.choruscall.com/DiamondPassRegistration/register?confirmationNumber=10027059&linkSecurityString=213bae13e1
Telephone participants who are unable to pre-register may dial in to 888-317-6016 on the day of the call.
A replay of the call will be available for fifteen days, beginning at 12:30 p.m. ET on April 24, 2013 on the website noted above, or by dialing 877-344-7529, and referencing conference number 10027059. For more information, visit meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Operating Results
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
Homebuilding:
Home closing revenue	$330,710	$204,022
Land closing revenue	5,725	328
Total closing revenue	336,435	204,350
Cost of home closings	(266,350)	(168,909)
Cost of land closings	(5,550)	(205)
Total cost of closings	(271,900)	(169,114)
Home closing gross profit	64,360	35,113
Land closing gross profit	175	123
Total closing gross profit	64,535	35,236
Financial Services:
Revenue	842	—
Expense	(573)	(25)
Earnings from financial services unconsolidated entities and other, net	2,787	1,606
Financial services profit	3,056	1,581
Commissions and other sales costs	(25,879)	(18,977)
General and administrative expenses	(19,724)	(14,721)
Loss from other unconsolidated entities, net	(155)	(183)
Interest expense	(5,128)	(7,371)
Other income/(expense), net	470	(139)
Loss on early extinguishment of debt	(700)	—
Income/(loss) before income taxes	16,475	(4,574)
Provision for income taxes	(4,434)	(180)
Net income/(loss)	$12,041	$(4,754)

Income/(loss) per share:
Basic
Income/(loss) per share	$0.34	$(0.15)
Weighted average shares outstanding	35,798	32,634
Diluted
Income/(loss) per share	$0.32	$(0.15)
Weighted average shares outstanding	38,440	32,634

Meritage Homes Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	March 31, 2013	December 31, 2012
Assets:
Cash and cash equivalents	$325,021	$170,457
Investments and securities	88,901	86,074
Restricted cash	38,938	38,938
Other receivables	23,885	20,290
Real estate (1)	1,152,139	1,113,187
Deposits on real estate under option or contract	11,321	14,351
Investments in unconsolidated entities	10,949	12,085
Property and equipment, net	16,352	15,718
Deferred tax asset	74,407	77,974
Prepaid expenses and other assets	29,072	26,488
Total assets	$1,770,985	$1,575,562
Liabilities:
Accounts payable	$60,283	$49,801
Accrued liabilities	100,102	96,377
Home sale deposits	17,744	12,377
Senior, senior subordinated, convertible senior notes and other borrowings	881,219	722,797
Total liabilities	1,059,348	881,352
Stockholders' Equity:
Preferred stock, par value $0.01. Authorized 10,000,000 shares; none issued and outstanding at March 31, 2013 and December 31, 2012	—	—
Common stock, par value $0.01. Authorized 125,000,000 shares; issued 36,010,224 and 35,613,351 shares at March 31, 2013 and December 31, 2012, respectively	360	356
Additional paid-in capital	395,631	390,249
Retained earnings	315,646	303,605
Total stockholders’ equity	711,637	694,210
Total liabilities and stockholders’ equity	$1,770,985	$1,575,562
(1) Real estate – Allocated costs:
Homes under contract under construction	$247,682	$192,948
Unsold homes, completed and under construction	105,094	107,466
Model homes	64,783	62,411
Finished home sites and home sites under development	617,507	634,106
Land held for development	57,081	56,118
Land held for sale	22,430	21,650
Communities in mothball status	37,562	38,488
Total real estate	$1,152,139	$1,113,187

Supplemental Information and Non-GAAP Financial Disclosures (In thousands – unaudited):

	Three Months Ended March 31,
	2013	2012
Depreciation and amortization	$2,158	$1,693

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$21,600	$14,810
Interest incurred	12,726	10,847
Interest expensed	(5,128)	(7,371)
Interest amortized to cost of home, land closings and impairments	(5,000)	(2,378)
Capitalized interest, end of period	$24,198	$15,908

	March 31, 2013	December 31, 2012
Notes payable and other borrowings	$881,219	$722,797
Less: cash and cash equivalents, restricted cash, and investments and securities	(452,860)	(295,469)
Net debt	428,359	427,328
Stockholders’ equity	711,637	694,210
Total capital	$1,139,996	$1,121,538
Net debt-to-capital	37.6%	38.1%

Meritage Homes Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net income/(loss)	$12,041	$(4,754)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Depreciation and amortization	2,158	1,693
Stock-based compensation	1,844	1,653
Loss on early extinguishment of debt	700	—
Excess income tax benefit from stock-based awards	(464)	—
Equity in earnings from unconsolidated entities	(2,632)	(1,423)
Distribution of earnings from unconsolidated entities	3,722	1,252
Other	3,632	313
Changes in assets and liabilities:
Increase in real estate	(38,876)	(52,722)
Decrease in deposits on real estate under option or contract	3,030	99
(Increase)/decrease in receivables and prepaid expenses and other assets	(5,312)	1,355
Increase/(decrease) in accounts payable and accrued liabilities	14,671	(5,210)
Increase in home sale deposits	5,367	2,382
Net cash used in operating activities	(119)	(55,362)
Cash flows from investing activities:
Investments in unconsolidated entities	(28)	(130)
Distributions of capital from unconsolidated entities	74	—
Purchases of property and equipment	(2,704)	(2,336)
Proceeds of sales from property and equipment	33	350
Maturities of investments and securities	43,999	50,000
Payments to purchase investments and securities	(46,826)	(76,503)
Increase in restricted cash	—	(83)
Net cash used in investing activities	(5,452)	(28,702)
Cash flows from financing activities:
Repayments of senior subordinated notes	(17,264)	—
Proceeds from issuance of new debt	175,000	—
Debt issuance costs	(1,143)	—
Excess income tax benefit from stock-based awards	464	—
Proceeds from stock option exercises	3,078	1,055
Net cash provided by financing activities	160,135	1,055
Net increase/(decrease) in cash	154,564	(83,009)
Beginning cash and cash equivalents	170,457	173,612
Ending cash and cash equivalents (2)	$325,021	$90,603

(2) Ending cash and cash equivalents as of March 31, 2013 and December 31, 2012 excludes investments and securities and restricted cash totaling $128 million and $125 million, respectively.

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	Three Months Ended
	March 31, 2013		March 31, 2012
	Homes	Value	Homes	Value
Homes Closed:
Arizona	192	$57,149	142	$38,899
California	228	90,642	97	33,306
Colorado	94	32,204	64	21,300
Nevada	16	3,569	6	1,196
West Region	530	183,564	309	94,701
Texas	354	90,705	317	71,651
Central Region	354	90,705	317	71,651
Carolinas	40	14,215	18	6,547
Florida	128	42,226	115	31,123
East Region	168	56,441	133	37,670
Total	1,052	$330,710	759	$204,022
Homes Ordered:
Arizona	318	$97,708	249	$59,612
California	314	133,631	187	62,647
Colorado	141	56,795	91	30,313
Nevada	23	5,506	8	1,456
West Region	796	293,640	535	154,028
Texas	503	131,130	463	108,863
Central Region	503	131,130	463	108,863
Carolinas	69	26,886	33	12,079
Florida	179	68,747	113	33,359
East Region	248	95,633	146	45,438
Total	1,547	$520,403	1,144	$308,329

Order Backlog:
Arizona	375	$121,375	265	$65,945
California	401	167,577	172	56,989
Colorado	189	74,680	97	32,506
Nevada	21	5,042	7	1,336
West Region	986	368,674	541	156,776
Texas	649	172,742	542	130,706
Central Region	649	172,742	542	130,706
Carolinas	78	30,012	39	14,148
Florida	254	97,531	178	51,531
East Region	332	127,543	217	65,679
Total	1,967	$668,959	1,300	$353,161

Meritage Homes Corporation and Subsidiaries
Operating Data
(unaudited)

	Three Months Ended
	March 31, 2013		March 31, 2012
	Beg.	End	Beg.	End
Active Communities:
Arizona	38	40	37	32
California	17	15	20	21
Colorado	12	11	10	8
Nevada	1	—	2	2
West Region	68	66	69	63
Texas	65	69	67	67
Central Region	65	69	67	67
Carolinas	7	11	3	4
Florida	18	22	18	16
East Region	25	33	21	20
Total	158	168	157	150

About Meritage Homes Corporation
Meritage Homes is the ninth-largest public homebuilder in the United States, based on 4,238 homes closed in 2012. Meritage builds and sells single-family homes for first-time, move-up, luxury and active adult buyers across the Western, Southern and Southeastern United States. As of March 31, 2013, the company had 168 actively selling communities in markets including Sacramento, San Francisco's East Bay, the Central Valley and Southern California; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale and Tucson, Arizona; Las Vegas, Nevada; Denver, Colorado; Orlando and Tampa, Florida; Raleigh and Charlotte, North Carolina.
Meritage has designed and built more than 75,000 homes in its 27-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy efficient homebuilding and in 2013, Meritage received the U.S. Environmental Protection Agency's ENERGY STAR Partner of the Year for Sustained Excellence Award, for its innovation and industry leadership in energy efficient homebuilding. Meritage was the first national homebuilder to be 100 percent ENERGY STAR® qualified in every home it builds, and far exceeds ENERGY STAR standards today.
For more information, visit meritagehomes.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's expectations that increasing prices will help regulate demand for new homes and maximize profit from communities, that the homebuilding market is poised for years of continued growth, that Meritage is positioned to capture additional market growth, and management's projected revenue, pretax earnings and earnings per share for 2013.
Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.
Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. The risks and uncertainties include but are not limited to the following: weakness in the homebuilding market resulting from an unexpected setback in the current economic recovery; the availability of finished lots and undeveloped land; interest rates and changes in the availability and pricing of residential mortgages; the availability and cost of materials and labor; adverse changes in tax laws that benefit our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates and home prices in our markets; inflation in the cost of materials used to construct homes; the adverse effect of slower order absorption rates; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; our potential exposure to natural disasters; competition; the adverse impacts of cancellations resulting from small deposits relating to our sales contracts; construction defect and home warranty claims; our success in prevailing on contested tax positions; our ability to preserve our deferred tax assets and use them within the statutory time limits; delays and risks associated with land development; our ability to obtain performance bonds in connection with our development work; the liquidity of our joint ventures and the ability of our joint venture partners to meet their obligations to us and the joint venture; the loss of key personnel; changes in or our failure to comply with laws and regulations; our lack of geographic diversification; fluctuations in quarterly operating results; our financial leverage and level of indebtedness; our ability to take certain actions because of restrictions contained in the indentures for our senior and senior subordinated notes and our ability to raise additional capital when and if needed; our credit ratings; successful integration of future acquisitions; government regulations and legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; acts of war; the replication of our “Green” technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2012 under the caption “Risk Factors,” which can be found on our website.

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